EXHIBIT 5.1

Goldfarb Seligman & Co.
Electra Tower
98 Yigal Alon Street
Tel Aviv 6789141, Israel

September 16, 2013

NICE Systems Ltd.
22 Zarchin Street
P.O. Box 690
43107 Ra'anana
Israel

Ladies and Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of NICE Systems Ltd. (the "Company"), relating to 131,316 of the Company's Ordinary Shares, NIS 1.00 nominal value per share (the “Shares”), issuable upon the exercise of options and conversion of restricted share units under The Causata Inc. Executive Share Option Scheme and Causata Inc. 2010 Stock Plan (the “Plans”), which will be issued pursuant to an Agreement and Plan of Merger dated as of August 5, 2013, by and among the Company, , Canada Acquisition Corporation, a wholly owned subsidiary of the Company, Causata Inc. and Shareholder Representative Services LLC (the “Agreement”), following the closing of the transactions contemplated by the Agreement.

         We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

         In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of copies submitted to us, the authenticity of the originals of such copies and, as to matters of fact, the accuracy of all statements and representations made by officers of the Company. We have also assumed that each individual grant under the Plans has been duly authorized by all necessary corporate action.

         Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion the Shares, when issued upon the exercise of options and conversion of restricted share units in accordance with the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

 This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Sincerely, /s/ Goldfarb Seligman & Co. Goldfarb Seligman & Co.